Exhibit 10.15

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of March 29, 2007 (“Effective Date”), by and between Broadcasting Media Partners, Inc., a Delaware corporation (the “Company”), and C. Douglas Kranwinkle (the “Executive”).

WHEREAS, the Executive has extensive experience and knowledge regarding Grupo Televisa, including the contracts between Univision Communications Inc. and Grupo Televisa;

WHEREAS, the Company desires to be assured of the Executive’s availability and services with respect to all matters arising from or relating to Grupo Televisa;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company and that, in consideration of the compensation, benefits and continued employment of Executive hereunder, Executive will not be employed with any competitor of the Company for a limited period following Executive’s termination of employment with the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.	Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the second anniversary of the Effective Date (the “Employment Period”).

2.	Duties. During the Employment Period, Executive shall make himself reasonably available at mutually convenient times to consult with the Company in regards to matters arising from or relating to Grupo Televisa; provided that Executive shall not be required to travel or maintain any level of hours in the Company’s offices in connection with such services and may provide such services by means of telephone. In addition, Executive shall during the Employment Period hold the position of Executive Vice President - Legal with the Company and Univision, and shall perform services consistent with such position as may be reasonably requested by the Company, subject to Executive’s right to determine the level of his office hours at the Company’s offices.

3.

Office Hours. Executive is initially expected to continue on a substantially full-time basis until July 1, 2007, and thereafter perform services on a less than full-time basis. Executive shall be permitted to determine the level of his office hours, if any, at the Company’s offices and the number of business hours for which he is expected to perform services that relate to matters other than Grupo Televisa. Executive shall devote the business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) consistent with his commitment hereunder and use his reasonable best efforts in performing the services for the Company as described herein during the Employment Period; provided, however, that nothing in this Section 3 shall be interpreted as prohibiting Executive from managing his personal affairs or engaging in charitable or civic activities, or serving as a director of or providing services to another business or enterprise (whether engaged in for profit or not; provided, however, with respect to for profit businesses, the Executive shall be limited to serving as a director or managing a passive investment), so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

4.	Compensation.

4.1 Restrictive Covenant Payment. In consideration of Executive’s restrictive covenants set forth in Section 6 hereof and his services arising from or relating to Grupo Televisa, Executive shall be entitled to a payment of $4,700,000 on or one day following the Effective Date. The Company has engaged KPMG to provide a valuation of Executive’s restrictive covenants under Section 6, and Executive agrees that such valuation shall be used to determine the portion (but not exceeding 100%) of the lump sum payment under this paragraph allocable to such restrictive covenants. The balance of the lump sum payment under this paragraph shall be allocated to the services arising from or relating to Grupo Televisa. If requested, Executive shall execute and deliver an amendment to this Agreement setting forth the allocation of the lump sum payment under this paragraph.

4.2 Base Salary.

(a) In consideration of any office hours maintained by Executive at the Company’s offices and any additional services to be rendered by the Executive under this Agreement, the Company shall pay Executive a base salary depending on the aggregate level of office hours and other business hours for the Company. If Executive’s aggregate business and office hours for the Company are on a full-time basis, his base salary shall be at a monthly rate of $64,200. Such monthly rate shall be proportionately adjusted downward to reflect his less than full-time aggregate business and office hours.

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions.

4.3 Discretionary Bonus. During the Employment Period, the Board may determine, in its sole discretion, to award Executive an annual bonus with respect to a fiscal year of the Company. Such bonus, if any, shall be payable no later than seventy-five (75) days following the end of such fiscal year.

4.4 Stock Option. On the Effective Date or as soon as practicable thereafter, Executive shall be granted a nonqualified stock option to purchase a number of shares of Class A Common Stock of the Company which represent, on the Effective Date, 0.06% of the fully diluted appreciation in the value of the Common Stock of the Company (excluding preferences with respect to the Class L Common Stock of the Company) as of the Effective Date. The terms of the stock option grant shall be set forth in a separate award agreement, the terms of which shall be in a form as agreed upon by the Company and the Executive.

4.5 Additional Payments.

(a) The Executive shall be entitled to receive from the rabbi trust funding the obligations under the Univision Communications, Inc. Change in Control Severance Plan and Univision Communications, Inc. Change in Control Retention Plan (the “Rabbi Trust”) a cash payment of $4,413,788, to be paid on the Effective Date or the day after, less applicable tax withholding.

(b) In exchange for the payments and benefits described in this Section 4.5, Executive shall execute and deliver to the Company a release waiving his rights to any benefit or payment under the Company’s Change in Control Severance Plan and Change in Control Retention Plan and consenting to the termination of such plans with respect to Executive in a form as set forth in Exhibit A; provided, however, that Executive shall be entitled to and shall not waive or release his rights with respect to (i) the parachute gross up protection set forth in Section 4 of the Change in Control Severance Plan and (ii) reimbursement for all reasonable legal fees and expenses incurred in seeking to obtain or enforce any right or benefit set forth in Section 4 of the Change in Control Severance Plan (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith). Executive shall also take all other actions required under the terms of the Trust Agreement, dated February 5, 2007, by and between Univision Communications, Inc., a Delaware corporation, or any successor thereto and United States Trust Company, National Association (the “Trustee”) to waive his rights to any payments or benefits under the Company’s Change in Control Severance Plan and Change in Control Retention Plans, other than the amounts described in this Section 4.5.

4.6 Vacation. Executive shall be entitled to receive a lump sum payment equal to his accrued and unused vacation on the date (or as soon as reasonably practicable thereafter) on which Executive begins to perform services on a less than full-time basis (which date is expected to be after July 1, 2007). Thereafter, Executive shall be entitled to five (5) days of paid vacation for every twelve weeks of full-time employment or equivalent thereof. For example, if Executive works for 24 weeks on a 50% of full-time basis, Executive shall accrue five (5) days of paid vacation.

4.7 Benefits. During the Employment Period, Executive shall be entitled to participate in the Company’s health plan in effect from time to time on the same basis as other senior executives of the Company, regardless of the number of his business or office hours. Executive shall also be entitled during the Employment Period to participate in the Company’s other benefit plans as in effect from time to time (but excluding any severance or bonus plans unless specifically referenced in this Agreement) on the same basis as those generally made available to other senior executives of the Company, but only to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its discretion.

4.8 Perquisites. During the Employment Period, the Company shall provide the Executive (i) if the Executive is maintaining business and office hours equivalent to at least 50% of a full-time basis, use of an apartment in the proximate area of the Company’s offices in the Los Angeles, CA area, provided that the monthly cost of such apartment shall not exceed $3,500 (and Executive shall be grossed up for income taxes, if any, incurred on such benefit), (ii) reimbursement for the cost of an annual physical examination, (iii) first class air travel and hotel (when traveling for business purposes) and (iv) term life insurance coverage in an amount of $3 million at standard rates.

5.	Termination.

5.1 Death or Permanent Disability. In the event of Executive’s death or Permanent Disability during the Employment Period, Executive’s employment with the Company will be deemed terminated and Executive or his legal representatives shall be entitled to receive any accrued but unpaid Base Salary and vacation through the date of termination. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable to perform his material duties for a period of 180 days in any twelve-month period.

5.2 Other Terminations of Employment. Subject to Section 5.1, Executive’s obligations pursuant to the first sentence of Section 2 (relating to Grupo Televisa) are expected to continue during the Employment Period. Executive may choose to reduce his office and business hours relating to matters other than Grupo Televisa to zero. However, in the event Executive’s office and business hours (including those related to Grupo Televisa) are reduced to zero for any other reason other than those specified in Section 5.1, Executive’s employment with the Company will be deemed terminated and Executive shall be entitled to any accrued but unpaid Base Salary and vacation through the date of termination.

5.3 Extended Medical Benefits; No Other Severance. If Executive’s employment is terminated by the Company or on account of Permanent Disability, or on account of the expiration of the Employment Term on the second anniversary of the Effective Date, Executive shall receive one year of continued group medical coverage for Executive and his eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment, provided that such continued group medical coverage shall cease upon Executive becoming employed by another employer and eligible for medical coverage with such other employer. Executive hereby acknowledges and agrees that, other than the continued group medical coverage described in this Section 5, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

5.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business and affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and in accordance with such reasonable guidelines or limitations established by the Board from time to time.

6.	Restrictions on Activities of the Executive.

6.1 Non-Competition.

(a) Executive shall not, directly or indirectly, be employed by or otherwise perform services for Grupo Televisa until the fifth anniversary of the Effective Date.

(b) Executive further covenants and agrees that during employment and for a period of two years after termination of Executive’s employment under this Agreement (“Cooling Off Period”), Executive will not directly or indirectly engage in any “Business” (as defined below) in the United States and Puerto Rico and any other country in which the Company or any of its affiliates engages in such Business (whether alone, as a partner, joint venturer, officer, director, employee, consultant or investor of any other entity) that is competitive with or adverse to the Company or any of its subsidiaries, including, but not limited to, (x) representing, as talent agent or otherwise, any performer or celebrity, (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced, or (z) the advertising, marketing, telemarketing or sale of any product, institution or service similar to the Company or any of its subsidiaries, or any of their products or services. Executive also covenants and agrees that during the Cooling-Off Period Executive will not (other than in the performance of Executive’s duties under this Agreement) join or participate with any person who is, or hereafter at any time is engaged by Company or any of its affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of the Company or any of its affiliates. For purposes of this subsection, “Business” means any and all forms of media, communication and entertainment, including, without limitation, television, radio, the internet (including e-services and e-commerce), music, movies, theater, print and visual/audio entertainment via all methods of delivery whether now known or hereafter developed or conceived.

Notwithstanding anything herein to the contrary, the Executive may hold passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

6.2 Non-Solicitation. Executive covenants and agrees that during employment and for a period of two years after the termination of Executive’s employment under this Agreement, Executive shall not directly or indirectly influence or attempt to influence or solicit present or future customers, employees, performers or independent contractors of the Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates.

6.3 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or otherwise in the proper discharge of his duties hereunder, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company or the Sponsors (as defined below) in respect of their investment in the Company, any Confidential Information (as defined below). The Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, the Executive shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order. Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or any of its subsidiaries or affiliates which contain Confidential Information.

“Confidential Information” means any information with respect to the Company or any of its subsidiaries and affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Sponsors” means the “principal investors” as defined in the Stockholders Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Umbrella Acquisition, Inc. and Certain Stockholders of the Company, dated as of March 29, 2007 as amended from time to time.

6.4 Assignment of Inventions. Executive agrees that any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make during the Employment Period, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “Inventions”), shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during the Employment Period.

Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, in respect of Inventions and to execute, on request, all papers necessary to assign and transfer Inventions, and copyrights, patents, patent applications and other intellectual property rights in respect thereof, to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment of an Invention to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of his physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

6.5 Survival. This Section 6 shall survive any termination or expiration of this Agreement.

7.	Remedies. It is specifically understood and agreed that any breach of the provisions of Section 6 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

8.	Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

9.	Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Broadcasting Media Partners, Inc.

c/o Univision Communications, Inc.

1999 Avenue of the Stars, Suite 3050

Los Angeles, California 90067

Attn: General Counsel

With copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, MA 02110

Attn: David K. Duffel, Esq.

If to the Executive:

The address of Executive as shown in the Company’s records

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 9.

10.	Miscellaneous.

10.1 Executive and Company Representations. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. The Company hereby represents and warrants to Executive that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

10.2 Indemnification. Executive shall be indemnified by the Company for acts taken in his role as officer, director or fiduciary with respect to the Company or any of its affiliates, as and to the extent provided in the Company’s Certificate of Incorporation as in effect on the Effective Date.

10.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

10.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

10.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

10.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

10.7 Section 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Code. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company and Executive may mutually agree to take any action they deem necessary or desirable to amend any provision herein to avoid the application of or penalty tax under Section 409A of the Code. Notwithstanding any other provision herein, if the Company determines that Executive is a “specified employee”, as defined in, and pursuant to, Prop. Reg. Section 1.409A-1(i) or any successor regulation, on the date of termination of employment, no payment of compensation under this Agreement shall be made to Executive during the period lasting six months from the date of termination unless Executive determines that there is no reasonable basis for believing that making such payment would cause Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence, along with simple interest at LIBOR as in effect on the date of termination of employment. The Company and Executive shall consult in good faith regarding implementation of this Section 10.7; provided that neither the Company nor its employees or representatives shall have liability to the Executive with respect hereto in respect of actions taken by the Company in good faith.

10.8 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by the Executive. Any amounts due to Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

10.9 Governing Law and Jurisdiction. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. Further, the parties hereby consent to the personal jurisdiction of the courts of the State of New York, County of New York, and the United States Federal District Court for the Southern District of New York for any disputes arising from this Agreement. In the event that Executive substantially prevails on any such dispute, the Company shall pay Executive’s reasonable legal fees.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

By:	/s/ Ray Rodriguez
Name:	Ray Rodriguez
Title:	President, Chief Operating Officer

EXECUTIVE:

/s/ C. Douglas Kranwinkle

EXHIBIT A

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WAIVER AND RELEASE OF CLAIMS AGREEMENT

This Waiver and Release of Claims Agreement (hereafter, the “Agreement”) is made and entered into this 29th day of March, 2007, by Univision Communications, Inc. (hereafter, the “Employer”) and C. Douglas Kranwinkle and all of his agents, heirs, and successors (hereafter referred to as “Employee”).

WHEREAS the Employer and Employee mutually agree that, except as specifically set forth herein, Employee will release all claims against the Employer and all rights under the Univision Communications, Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”) and Univision Communications, Inc. Change in Control Retention Plan (the “Change in Control Retention Plan”) in exchange for the Payment; and

WHEREAS the Employee acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement;

NOW THEREFORE, in consideration of the Payment and the premises, the parties agree as follows:

1.	In exchange for Employee’s waiver and release of claims contained herein, Employee shall receive an amount equal to the sum of $9,113,788 (the “Payment”) from the rabbi trust funding the obligations under the Change in Control Severance Plan and Change in Control Retention Plan, subject to applicable withholding and other applicable taxes, to be paid in a lump sum no later than one day following the consummation of the transactions contemplated by that Agreement and Plan of Merger between Broadcasting Media Partners, Inc., Umbrella Acquisition, Inc. and the Employer dated as of June 26, 2006 (the “Effective Date”).

2.

It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Employee for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges Employer, Broadcasting Media Partners, Inc., their subsidiaries and affiliates and their respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as their respective predecessors, parent companies, subsidiaries, affiliates divisions, successors and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (collectively, the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character which Employee may have against them, or any of them by reason of or arising out of, touching upon or concerning Employee’s employment with Employer, or any statutory claims, or any and all

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other matters of whatever kind, nature or description, whether known or unknown, arising prior to and through the Effective Date. Employee acknowledges that this release of claims specifically includes, but is not limited to, (i) any and all rights to amounts or benefits due to Employee under the Change in Control Severance Plan (except as specifically set forth below) and Change in Control Retention Plan and that such plans shall be terminated with respect to Employee as of the Effective Date and (ii) any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Family and Medical Leave Act, or any other wrongful conduct, based upon events occurring prior to the Effective Date. Notwithstanding the provisions of this paragraph, nothing in this waiver or release shall be construed to constitute any release or waiver by Employee of his rights or claims against the Released Parties (i) arising out of this Agreement or the enforcement hereof, (ii) with respect to any rights to insurance coverage and indemnification from the Employer in respect of actions, or failures to act, occurring prior to and through the Effective Date, (iii) with respect to any rights under Section 4 of the Change in Control Severance Plan, (iv) with respect to Employee’s rights under the Change in Control Severance Plan to reimbursement for all reasonable legal fees and expenses incurred in seeking to obtain or enforce any right or benefit set forth in Section 4 of the Change in Control Severance Plan (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith), (v) any rights to any vested benefits under any other employee benefit plan of the Employer in which Employee and/or his dependents are participants and (vi) with respect to all payments and obligations pursuant the Make Whole Payment Letter agreement, dated December 21, 2006, between Employee and Umbrella Acquisition, Inc.

3.	Employee acknowledges that Employee has signed this Agreement voluntarily, knowingly, of his own free will and without reservation or duress, that he has been advised to consult with an attorney prior to signing this Agreement, and that no promises or representations, written or oral, have been made to him by any person to induce him to do so other than the promise of payment set forth in the first paragraph above and Employer’s acknowledgment of his rights reserved under the second paragraph above.

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4.	This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This Agreement may not be modified except by a writing, signed by Employee and by a duly authorized officer of the Employer. This Agreement shall be binding upon the Employee’s heirs and personal representatives, and the successors and assigns of the Employer.

5.	This Agreement shall be governed and interpreted under federal law and the laws of the State of Delaware.

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Intending to be legally bound, the parties execute this Waiver and Release of Claims Agreement by their signatures below.

Employee	Univision Communications Inc.

Print Name:	By:
Signed:	Title:
Date:	Date: